Exhibit No. I-2

Black Hills Corporation and Subsidiaries
Existing Debt Financing, Guarantees
and Intra-System Loans

Balances at June 30, 2004

Utility Debt Financing Arrangements

Description	Amount ($000)	Maturity Date
Black Hills Power, Inc., First Mortgage Bonds
Series Y @ 9.49%	$3,970	2018
Series Z @ 9.35%	28,305	2021
Series AB @ 8.30%	45,000	2024
Series AC @ 8.06%	30,000	2010
Series AE @ 7.23%	75,000	2032
Black Hills Power, Inc., Pollution Control Revenue Bonds
Pollution Control Revenue Bonds @ 6.7%	12,300[1]	2010
Pollution Control Revenue Bonds @ 7.5%	12,200	2024
Pollution Control Revenue Bonds @ 2.92%[2]	2,855	2024
Black Hills Power, Inc. Note Payable to Bear Paw Energy	442	2012
TOTAL:	$210,072

Non-Utility Debt Financing Arrangements

Description	Amount ($000)	Maturity Date
Black Hills Corp., Senior Unsecured Notes @ 6.5%	$224,741	2013
Black Hills Generation, Inc., Project Financing Debt
Fountain Valley Project Debt @ 2.65%[1]	85,025	2006
Valmont and Arapahoe Project Debt @ 2.67%[1]	127,639	2007
Wygen Project @ 1.57%[1]	111,100	2006
Wygen Project @ 1.57%[1]	17,165	2008
Black Hills Wyoming, Inc., Credit Financing
General Electric Credit Corp. Financing @ 3.16%[1]	29,214	2010
Black Hills Wyoming, Inc. Note Payable to Bear Paw Energy	442	2012
Las Vegas Cogeneration II, LLC, Note Payable to	1,656	2006
City of North Las Vegas for Sewer Connection Fee
TOTAL:	$596,982

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        1.     Amount stated as of June 30, 2004. On September 1, 2004, Black Hills Power retired $5.85 million of this series of pollution control revenue bonds.

        2.    Indicates a floating rate; notional amounts of certain of these debt arrangements have been swapped for fixed rates.

Existing Short-Term Debt

Description	Amount ($000)	Expiration
Black Hills Corp. Revolving Credit Facility - One Year[3]	$125,000[4]	2005
Black Hills Corp. Revolving Credit Facility - Multi-Year[2]	225,000[5]	2006
TOTAL:	$350,000

Intra-System Loans6

Description	Amount ($000)	Expiration
Note Receivable from Black Hills Corporation payable to	$32,976	Demand Note
Black Hills Power, Inc. @ LIBOR plus 1.25%
Note Receivable from Las Vegas Cogeneration II, LLC payable	50,000	Demand Note
to Black Hills Generation, Inc. @ Prime
Loans by and among Black Hills Corporation and its	Varies	Demand
Non-Utility Subsidiaries
TOTAL:	$82,976

Third-Party Credit Support

Description	Amount ($000)	Expiration
Black Hills Energy Resources, Inc., Revolving Credit Facility[2]	$ 40,000[7]	2005
Enserco Energy Inc., Revolving Credit Facility	150,000[8]	2004
TOTAL:	$ 190,000

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        3.     Interest at either (1) 4.5%, or (2) LIBOR plus 0.75% to 1.25%, at borrower’s option.

        4.     Facility amount. Amount was reduced from $200 million as of May 13, 2004. As of June 30, 2004, Black Hills Corporation had no borrowings and no letters of credit issued against facility.

        5.     Facility amount. As of June 30, 2004, Black Hills Corporation had no borrowings and $46.7 million in letters of credit issued against facility.

        6.     Because these intra-system loans are internal to the Black Hills Corporation system, they net to zero in Black Hills Corporation’s consolidated financial statements.

        7.     Facility amount. As of June 30, 2004, Black Hills Energy Resources had no borrowings and $8.9 million in letters of credit issued against facility.

        8.     Facility amount. Amount was increased from $135 million as of May 14, 2004. As of June 30, 2004, Enserco Energy had no borrowings and $98.5 million in letters of credit issued against facility.

Intra-System Guarantees9

Description	Amount ($000)	Expiration
Guarantee payments under Las Vegas Cogeneration Limited	$10,000	5 days notice
Partnership Power Purchase and Sales Agreement with
Sempra Energy Solutions by Black Hills Southwest, LLC
Guarantee of Enserco Energy Inc. for potential liabilities under	3,000	Ongoing
class action litigation
Guarantee of obligations of Las Vegas Cogeneration II, LLC,	750	2005
under interconnection and operating agreement with
Nevada Power Company
Guarantee payments of Black Hills Power, Inc., under various	500	2005
transactions with Idaho Power Company
Guarantee obligations under Wygen Project	111,018	2008
Guarantee payment and performance of Black Hills Wyoming,	29,214	2010
Inc., and Black Hills Generation, Inc., under credit
agreements for two combustion turbine units
Indemnification for subsidiary reclamation/surety bonds	26,482	Ongoing
Guarantee obligations of Las Vegas Cogeneration II, LLC under	5,000	Ongoing
Power Purchase Agreement with Nevada Power Company
by Black Hills Nevada, LLC
Guarantees obligations of Black Hills Power, Inc. for purchases	750	2005 (or upon 30
and sales with Southern California Edison Company[10]		days prior notice)
TOTAL:	$186,714

Existing Financings11

Description	Amount ($000)	Expiration
Total Utility Debt Financing Arrangements	$ 210,072	N/A
Total Non-Utility Debt Financing Arrangements	596,982	N/A
Existing Short-Term Debt	350,000	N/A
Third-Party Credit Support	190,000	N/A
Intra-System Guarantees	186,714	N/A
TOTAL:	$1,533,768	N/A

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        9.     Omits guarantees that have expired prior to the date of this filing.

        10.     Executed April 13, 2004.

        11.     Does not includ Intra-System Loans, which are wholly internal to Black Hills Corporation.